Exhibit 3.1


                            CERTIFICATE OF AMENDMENT
                                       OF
                  SECOND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 NCT GROUP, INC.

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     NCT  GROUP,  INC.,  a  Delaware  corporation  (the  "Corporation"),  hereby certifies as follows:

     FIRST: That the Board of Directors of the Corporation, via unanimous written consent dated March 31, 2005, adopted a resolution proposing and declaring advisable the following amendment to the Second Restated Certificate of Incorporation of the Corporation, and declaring that such proposed amendment be submitted for consideration by the stockholders of the Corporation entitled to vote in respect thereof. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that the Board of Directors hereby declares it advisable that the Company's Second Restated Certificate of Incorporation be amended by deleting Section (a) of Article IV in its entirety and inserting in place thereof (the "Amendment"):

               "(a) Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 5,632,000,000, which shall consist of 5,622,000,000 shares $.01 par value, designated as Common Stock and 10,000,000 shares $.10 par value, designated as Preferred Stock."

          and that the Amendment is hereby approved and adopted;

          SECOND: Section (a) of Article IV of the Second Restated Certificate of Incorporation, relating to the capitalization of the Corporation, is hereby amended to read in its entirety as follows:

               (a) Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 5,632,000,000, which shall consist of 5,622,000,000 shares $.01 par value, designated as Common Stock and 10,000,000 shares $.10 par value, designated as Preferred Stock.

          THIRD: The amendment effected herein has been approved by the holders of at least a majority of all the outstanding shares of the Corporation entitled to vote thereon at the Annual Meeting of Stockholders of the Corporation held on June 28, 2005.

          FOURTH: The amendment effected herein was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

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          IN WITNESS  WHEREOF,  NCT Group,  Inc. has caused this  Certificate of
     Amendment to be signed by Michael J. Parrella, its Chief Executive Officer, and attested to by Mark Melnick, its Secretary, this 28th day of June, 2005.


ATTEST:                                   NCT GROUP, INC.


/s/  Mark Melnick                         By:  /s/  Michael J. Parrella
-----------------------------                -----------------------------
Mark Melnick                                    Michael J. Parrella
Secretary                                       Chief Executive Officer


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